UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2023

 (Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

5790 Widewaters Parkway, DeWitt, New York	13214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	CBU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                                                ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) On July 5, 2023, Community Bank System, Inc. (the “Company”) announced that Mark E. Tryniski will retire as the Company’s President and Chief Executive Officer (“CEO”) effective as of December 31, 2023. Since August 2006, Mr. Tryniski has served as the President, CEO and Director of the Company and its wholly owned banking subsidiary, Community Bank, N.A. (the “Bank”). The Board of Directors (the “Board”) has selected Dimitar A. Karaivanov, the Company’s Executive Vice President and Chief Operating Officer (“COO”), to succeed Mr. Tryniski effective as of January 1, 2024. In addition, the Board will expand to 13 Directors and appoint Mr. Karaivanov as a Director of the Company and the Bank effective as of January 1, 2024.

Mr. Karaivanov, age 41, joined the Company in June 2021 as its Executive Vice President of Financial Services and Corporate Development, responsible for the business and financial performance of three of the Company’s four business lines – benefits administration, insurance services, and wealth management. In October 2022, he was appointed COO, adding responsibility for the Company’s banking business – Community Bank, N.A. Prior to joining the Company, Mr. Karaivanov served as Managing Director in Lazard’s Financial Institutions Group and has extensive experience as an investment banker for banks, other financial institutions, and fintech companies at a number of leading financial services firms. Mr. Karaivanov holds an MBA degree from The Ohio State University Max M. Fisher College of Business. He is also a graduate of the American Bankers Association’s Stonier Graduate School of Banking.

(e) In connection with Mr. Karaivanov’s promotion, the Company and the Bank entered into a new Employment Agreement with him, effective as of January 1, 2024 (the “Employment Agreement”). The Employment Agreement provides that Mr. Karaivanov shall serve as the President and CEO of the Company and the Bank during the period from January 1, 2024 to December 31, 2026. During the term of the Agreement, Mr. Karaivanov shall be paid a base salary at an annual rate of not less than $900,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Karaivanov will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan (“MIP”) as determined by the Compensation Committee of the Board. The Employment Agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Karaivanov’s death or disability. In the event Mr. Karaivanov is terminated without cause or terminates his employment for good reason, he will be entitled to the greater of (i) 200 percent of the sum of his annual base salary at the time of termination and his MIP award for the year immediately preceding termination, or (ii) the amount of base salary and expected MIP payments, paid at target, that otherwise would have been payable to Mr. Karaivanov through the unexpired term of the agreement. If Mr. Karaivanov’s employment is terminated upon or within two years following a change in control of the Company for reasons other than cause, death, or disability, or if Mr. Karaivanov voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base compensation, or the geographic location of his assigned office, he shall be entitled to the greater of (i) three times his base salary and his MIP award for the year immediately preceding the change in control termination or (ii) the amount of base salary and expected MIP payments, paid at target, that otherwise would have been payable to Mr. Karaivanov through the unexpired term of the agreement. In addition, he shall receive a payment equal to the cash equivalent of certain benefits for a 36 month period. Mr. Karaivanov is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or its affiliates for two years following termination of employment. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, attached hereto as Exhibit 10.1, and incorporated by reference.

There are no arrangements or understandings between Mr. Karaivanov and any other persons pursuant to which he was selected as President and CEO. There are no family relationships between Mr. Karaivanov and any director or executive officer of the Company. There are no related party transactions between the Company and Mr. Karaivanov that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(a)        Not applicable.

(b)        Not applicable.

(c)        Not applicable.

(d)        Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated July 5, 2023, by and among Community Bank System, Inc., Community Bank, N.A., and Dimitar Karaivanov

99.1	Press Release, dated July 5, 2023

104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

	By:	/s/ Michael N. Abdo
	Name:	Michael N. Abdo
	Title:	Executive Vice President and General Counsel

Dated: July 5, 2023